Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is between Gregory A. Silvestri (“Executive”) and Apogee Enterprises, Inc. (“Apogee”).

BACKGROUND

A. Executive has been employed by Apogee since on or about August 13, 2007, including most recently as Executive Vice President for Apogee and President of Viracon, Inc.

B. Executive’s employment with Apogee is terminated effective March 11, 2011 (“Separation Date”) and Executive will not provide any further services to Apogee after this date. Executive and Apogee (the “Parties” or individually, “Party”) mutually desire to end their relationship amicably and eliminate any future disputes. Apogee has elected to offer Executive compensation to which Executive would not otherwise be entitled. Each time the terms termination or terminated are used to describe the Executive’s termination of employment, the terms shall have the same meaning as the term “separation from service” as defined in Section 1.409A – 1(h) of the regulations under Section 409A of the Internal Revenue Code.

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Payments Received. Executive represents that he has full power and authority to enter into this Agreement and agrees that he has been paid all amounts due and owing as of the date of execution of this Agreement, including but not limited to, any amounts due under any contract, all regular salary, expenses, distributions, bonuses and incentive compensation and Executive further agrees and acknowledges that such amounts are not consideration for this Agreement.

2. Consideration and Effective Date. The Parties recognize that, apart from this Agreement, Apogee is not obligated to provide Executive with any of the benefits set forth herein. The “Effective Date” of this Agreement shall be twenty-one (21) calendar days following the receipt of the original fully executed copy of this Agreement by Warren M. Planitzer, Vice President of Human Resources, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, provided Executive does not revoke this Agreement as stated in Section 10. Apogee’s obligations under this Agreement are not triggered before the Effective Date. Subject to Executive’s compliance with the terms and conditions of this Agreement, Apogee agrees to provide Executive the following consideration:

(a) Separation Pay. Apogee shall pay Executive a total gross amount of three hundred sixty thousand seven hundred dollars ($360,700), less required deductions for tax withholding, representing twelve (12) months of Executive’s most recent annual base salary (“Separation Pay”). Subject to the terms of this Agreement, the Separation Pay shall be paid in equal monthly installments on the first business day of each month commencing on the first full month following the Effective Date.

(b) COBRA Payment. Apogee shall pay Executive twenty eight thousand six hundred six dollars and eighty cents ($28,606.80), an amount equal to twenty-four (24) months of COBRA payments, in one lump sum within 30 days after the Effective Date. Executive’s right to continue participation in the Company’s group life insurance and medical insurance plans under state and federal law commences on April 1, 2011 and continues for a maximum of eighteen (18) months thereafter.

(c) Outplacement Assistance. Apogee shall provide Executive with outplacement assistance by one or more firms selected by Executive that are acceptable to Apogee. The maximum amount Apogee shall pay for outplacement assistance is twenty thousand dollars ($20,000), and shall be paid directly to the provider, following Apogee’s receipt of documentation reasonably sufficient to substantiate the expense.

(d) Legal Fees. Apogee shall pay Executive two thousand dollars ($2,000) for legal fees incurred by Executive in review and negotiation of this Agreement, which shall be paid in one lump sum within 30 days after the Effective Date.

(e) Voluntary Resignation. Apogee agrees to permit Executive to voluntarily resign his employment by written notice thereof submitted prior to the Separation Date, without triggering any other obligations including any under contract, absent which Executive’s employment shall be involuntarily terminated effective on the Separation Date.

(f) Vacation Pay. Apogee shall pay Executive accrued and unpaid vacation pay in the amount of seventeen thousand eight hundred sixty one dollars and twenty three cents ($17,861.23) at such time as required under Minnesota law.

(g) Late Payment. In case of Apogee’s failure to timely make any payment when due under Section 2, such outstanding amount shall bear interest at the rate of 1% per month.

3. Tax Treatment. The Parties agree that 100% of the payments to be provided to Executive pursuant to this Agreement will be treated as income subject to W-2 reporting and withholdings pursuant to applicable federal, state, and/or local tax laws. Executive will be responsible for correctly characterizing this compensation for tax purposes and paying any taxes owing on said amount. Executive agrees that he is solely responsible for any tax obligations resulting from the payments set forth in Section 2 herein.

It is understood that Apogee makes no representations or warranties with respect to the tax consequences of the payments referenced in this Agreement. Executive further acknowledges and agrees that the payments set forth herein may result in taxable income to Executive under applicable federal, state, and/or local tax laws. Executive acknowledges and agrees that he shall be solely responsible for any taxes that may be assessed against him relating to the payments made pursuant to this Agreement, including but not limited to all federal, state, and/or local taxes, and any other liens, obligations, claims, or consequences to him that may arise from this Agreement, and that he will not seek any indemnification from Apogee with respect thereto. Executive further agrees to indemnity and hold Apogee harmless from any claims, demands, deficiencies, judgments or recoveries by any governmental entity against Apogee for any unpaid taxes in connection with money paid to Executive pursuant to this Agreement which is properly taxable to Executive, including amounts paid by Apogee as taxes, attorneys’ fees, fines, penalties, interest or otherwise.

4. No Additional Benefits. Executive acknowledges and agrees that, apart from this Agreement, Apogee is not obligated to provide Executive with any of the benefits set forth hereunder, including the consideration referenced in Section 2, and that such consideration is in exchange for entering into this Agreement. Executive will not at any time seek additional consideration from Apogee or any of Apogee’s direct or indirect subsidiaries or business units (“Apogee Affiliated Companies”). All payments made to Executive pursuant to this Agreement shall be deemed to be income to Executive solely in the year in which such payments are received by Executive. Such payments shall not entitle Executive to additional compensation or benefits under any bonus or other compensation, stock compensation, incentive, or benefit plan or agreement of Apogee or any Apogee Affiliated Company in place during the period of Executive’s employment, nor will it entitle Executive to any increased retirement, 401(k) benefits or matching benefits, deferred compensation or any other benefits. There shall be no accelerated vesting of any equity award or other benefit pursuant to any benefit plan as a result of this Agreement or Executive’s termination of employment, except as may be set forth in the terms of such award agreement or benefit plan. It is the intent of the parties to this Agreement that the payments provided for in Section 2 are the sole payments to be made by Apogee to Executive in consideration for this Agreement, and that Executive is not entitled to any new or additional compensation or benefits as a result of having received such consideration.

Executive’s post-termination eligibility for and rights and obligations with respect to any employee benefit as a past employee of Apogee under Apogee’s retirement and welfare benefits plans including, but not limited to, the Amended and Restated Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan; the Apogee Enterprises, Inc. 2009 Stock Incentive Plan; and the Apogee Enterprises, Inc. 401(k) Retirement Plan, other than as explicitly modified by this Agreement, shall be as set forth in the respective plan documents and related agreements, and shall be based on Executive’s termination on the Separation Date. Executive’s entitlement to the benefits for the period of Executive’s participation therein, and Executive’s rights and obligations thereunder, shall be determined pursuant to the express written terms and conditions thereof.

5. No Admission of Liability. Each party agrees and acknowledges that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the other.

6. Release by Executive. Executive, on behalf of himself, his spouse, successors, heirs, and assigns, and except as expressly set forth herein, hereby and forever releases and discharges Apogee, including its parents, affiliates, subsidiaries, business units, directors, officers, employees, agents, predecessors, successors, assigns, and insurers (the “Apogee Released Parties”) to the fullest extent permitted by law from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against any Apogee Released Party with respect to, any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, any causes or action, of whatever kind or nature, whether known or unknown, fixed or contingent, arising out of any act or omission occurring before Executive’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to Executive’s employment with, or the ending of employment with, Apogee or any Apogee Affiliated Company; any claims arising from rights under federal, state and/or local laws, including but not limited to those related to contract, or any form of retaliation, harassment or discrimination on any basis, or any related cause of action, including but not limited to any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Americans with Disabilities Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act (the “ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Minnesota Human Rights Act (“MHRA”); the Employee Retirement and Income Security Act; any claims grounded in contract or tort theories, including but not limited to breach of express or implied contract; tortious interference with contractual relations; promissory estoppel; breach of promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; misrepresentation; defamation, including libel, slander, and self-publication defamation; infliction of emotional distress; and/or harassment, or any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind (the “Executive Released Claims”).

Executive acknowledges that he may later discover facts in addition to or different from the facts which he now believes to be true with respect to the subject matter of the Executive Released Claims, but that he has fully, finally, and forever settled and released any and all Executive Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, or heretofore have existed, without regard to the subsequent discovery or existence of such different or additional facts.

7. Apogee’s Release. Executive represents that he is not aware of any claim(s) that Apogee or any Apogee Affiliated Company currently has against him, under any theory, as the result of any act, occurrence, or omission occurring prior to his signing of this Agreement, and is not aware of and has no knowledge of any illegal, wrongful or otherwise improper conduct by Apogee or any Apogee Affiliated Company or any employee, officer, director or agent thereof, prior to the signing of this Agreement. In reliance on Executive’s representation, Apogee hereby forever releases and discharges Executive and his spouse, successors, heirs and assigns (the “Executive Released Parties”) from, and covenants not to sue or otherwise institute or cause to be instituted any legal proceedings against Executive for, claims, debts, liabilities, demands, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, including but not limited to any claim for declaratory or injunctive relief of any kind, arising out of any act or omission by Executive related to and within the scope of Executive’s employment with Apogee or any Apogee Affiliated Company and occurring before Apogee’s execution of this Agreement, including any claims grounded in contract or tort theories, including but not limited to claims for negligence, breach of express or implied contract, promissory estoppel, breach of promise, breach of manuals or other policies; claims related to Executive’s compensation; or equitable claims (the “Apogee Released Claims”).

Apogee’s release of claims shall not include claims arising under any statute, rule, regulation, common law or equitable theory based on intentional or knowing fraud or wrongdoing, including but not limited to intentional torts, misrepresentation, breach of fiduciary duties, other misfeasance or nonfeasance; any claim related to Apogee’s securities insofar as such claims may arise in connection with Executive’s duties as an officer of Apogee or any Apogee Affiliated Company under Section 16 of the Securities Exchange Act of 1934; any continuing obligation of Executive under any benefit plan; any claim under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; or in any other respect where such release would be contrary to law.

Apogee acknowledges that with respect to claims released in this Section, it may later discover facts in addition to or different from the facts which it now believes to be true with respect to the subject matter of the Apogee Released Claims, but that it has fully, finally, and forever settled and released any and all such Apogee Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, or heretofore have existed, without regard to the subsequent discovery or existence of such different or additional facts.

8. No Lawsuits. Executive warrants and represents that he has not filed any claims, charges, complaints or actions against any Apogee Released Party, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of or any interest in any Executive Released Claim. Apogee warrants and represents that it has not filed any claims, charges, complaints or actions against any Executive Released Party, or assigned or transferred or purported to assign or transfer to any person or entity all or any part of any interest in any Apogee Released Claim. Executive and Apogee also agree that if any claim arising out of any act or omission occurring before such party’s execution of this Agreement is prosecuted in its name before any court or administrative agency that it waives and agrees not to take any award or other damages from such suit to the fullest extent permitted by law. If any agency or court assumes jurisdiction of any complaints, claims, or actions against any Executive Released Party or Apogee Released Party by or on behalf of Executive or Apogee arising out of any act or omission occurring before execution of this Agreement, such party will request that the agency or court withdraw the matter or dismiss the matter in its entirety, with prejudice, and will execute all necessary documents to effect such withdrawal and/or dismissal with prejudice. To the extent required by law, nothing contained in this Section 8 will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency.

9. ADEA Waiver. Executive specifically agrees and acknowledges:

(a) under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. and the Older Workers Benefit Protection Act;

(b) that he understands the terms of this Agreement;

(c) that Apogee advises Executive to consult with an attorney prior to executing this Agreement; and

(d) that nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law;

(e) that Apogee has given him a period of up to twenty-one (21) days within which to consider this Agreement; and

(f) that, following his execution of this Agreement, he has fifteen (15) days in which to revoke his agreement to this Agreement as specified in Section 10, and that, if he chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to him in accordance with the terms of this Agreement.

10. Revocation. Executive may revoke his release of claims, insofar as it extends to potential claims under the ADEA, OWBPA or MHRA, by informing Apogee of his intent to revoke his release within fifteen (15) calendar days following his execution of this Agreement. Executive understands that any such revocation must be in writing and delivered by hand or by certified mail, return receipt requested, within the applicable period to the attention of Warren M. Planitzer, Vice President Human Resources, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435. Executive understands that if he exercises his right to revoke, then Apogee will have no obligations under this Agreement to Executive or to others whose rights derive from him. The Agreement shall not become effective or enforceable until the fifteen (15) day revocation period identified above has expired. The terms of this Agreement shall be open for acceptance by Executive for a period of twenty-one (21) days, and he understands that he should, and Apogee hereby advises him to, consult with legal counsel regarding the releases contained herein and to consider whether to accept Apogee’s offer and sign the Agreement. Revocation or rescission by Executive will have no effect upon Executive’s termination.

11. Return of Company Property. Executive agrees to return to Apogee on or before the Separation Date, in good condition, all tangible property of Employer in his possession, including without limitation, all computer equipment (including any laptop, cell phone or similar equipment) belonging to Apogee, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 13. In the event that such items are not so returned, Executive agrees that he shall be liable to Apogee for all reasonable damages, costs, attorneys’ fees, and other expenses incurred in searching for, taking, removing, and/or recovering such property.

12. Opening of Mail. Executive consents to the opening of all mail sent to him at Apogee or any Apogee Affiliated Company and not marked on the outside of the envelope in a manner clearly indicating that the mail is intended as personal or confidential mail for Executive. Apogee shall open and review all mail addressed to Executive (except mail which is clearly marked on the envelope as personal or confidential to Executive) and shall promptly forward to Executive any unopened mail or any mail opened by Apogee or any Apogee Affiliated Company that does not pertain to them. Executive agrees that Apogee need not forward to Executive junk mail, mass mailings, resumes, employment inquiries, surveys, business solicitations or advertisements. Executive agrees that he will promptly return any mail not opened by Employer if such mail is not of a personal nature.

13. Confidential Information. Except as required by applicable law or legal process, Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, or use any trade secrets or confidential business or technical information of Apogee or any of the Apogee Affiliated Companies (collectively, the “Company”) or the Company’s customers, vendors or suppliers, regardless of when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing, and servicing methods and business techniques, training, service, and business manuals, promotional materials, training courses, and other training and instructional materials, vendor and supplier information, product information, customer and prospective customer lists, other customer and prospective customer information, and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory, and whether compiled by the Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive after the Separation Date shall constitute a misappropriation of the Company’s trade secrets. Notwithstanding the foregoing, Employer and. Executive agree that confidential information shall not include information that is or becomes known within the industries in which the Company operates, other than as a result of a disclosure by Executive.

14. Nonsolicitation Covenants. Executive agrees that, through the close of business on December 31, 2011, he shall not, directly or indirectly, for his own benefit or the benefit of any other person solicit, contact, approach, encourage, induce, or attempt to solicit, contact, approach, encourage, or induce any employee of Apogee or any Apogee Affiliated Company, to leave his or her employment. For purposes of this section, the terms “contact,” “approach,” “encourage,” “solicit” or “induce” shall not include general advertisements of employment opportunities that are not targeted solely to employees of Apogee or any Apogee Affiliated Company. Executive hereby acknowledges and agrees that the scope of prohibited activities and the duration of the provisions of this Section 14 are reasonable and are no broader than are necessary to protect the legitimate business interests of Apogee and the Apogee Affiliated Companies.

15. Noncompetition Covenant. Executive agrees to the following covenant not to compete with Apogee:

(a) Executive agrees that, through the close of business on December 31, 2011, he shall not, without the prior written consent of Apogee, which consent may be withheld by Apogee in its sole discretion: (i) serve as an advisor, principal, agent, partner, officer, director, stockholder, employee, or member of any association, organization, or entity that engages in business similar to any phase of the Business of Apogee or any Apogee Affiliated Company as it exists as of the Separation Date, or otherwise engage in, supervise, or contribute any knowledge to any work that involves products or services that are competitive with or similar to a product or service offered by Apogee or any Apogee Affiliated Company as of the Separation Date; (ii) solicit, directly or indirectly, for his own benefit or the benefit of any other person or entity, from the Customers or Potential Customers of Apogee or any Apogee Affiliated Company any orders for products or services that Apogee or any Apogee Affiliated Company is capable of performing or providing as of the Separation Date; or (iii) induce, either directly or indirectly, any agent, independent contractor, vendor, supplier, customer or any other person or organization to terminate its relationship with Apogee or any Apogee Affiliated Company or to change the terms and conditions of such relationship to be less favorable to Apogee or any Apogee Affiliated Companies.

(b) The term “Business of Apogee or any Apogee Affiliated Company” shall mean the design, manufacture, fabrication, distribution, marketing, sale or provision of (i) architectural glass, aluminum window systems, storefront and entrance systems, and curtainwall systems for commercial, institutional, condominium and mixed use buildings, (ii) building glass, window system and curtainwall system installation, repair and renovation services for commercial, institutional, condominium and mixed use buildings, (iii) paint and anodizing toll coating finishing services for window frames, building materials and pvc substrates for commercial and residential shutters and decking material, (iv) pvc commercial and residential exterior shutters, and (v) picture framing glass and acrylic for custom picture framing markets, including, but not limited to, mass merchandisers, picture framing glass distributors, independent picture framers, picture framing chains, museums and art galleries.

(c) The term “Customers or Potential Customers of Apogee” shall mean any person or entity for whom Apogee or any Apogee Affiliated Company has provided products or services or sought to provide products or services within the scope of the Business of Apogee or any Apogee Affiliated Company during the twelve (12) months preceding the Separation Date.

(d) The following activities will not constitute a breach of this Section: (i) ownership by Executive, as a passive investment, of two percent (2%) or less of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market; (ii) ownership by Executive, as a passive investment, of five percent (5%) or less of the outstanding shares of capital stock or interests in a privately held corporation, limited liability company or partnership; or (iii) employment with or the provision of services to an organization whose business is diversified and has a segment, division, subsidiary or operating unit that competes with a phase or the business of Apogee or any of the Apogee Affiliated Companies so long us Executive is employed by or provides services only to those segments, divisions, subsidiaries or operating units of such organization that do not compete with any phase of the Business of Employer or any of the Apogee Affiliated Companies.

(e) Executive agrees that, during the term of the covenant contained in this Section 15 he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 15, if such activity were carried out by Executive, either directly or indirectly; and in particular, Executive agrees that he will not, directly or indirectly, induce any employee of Employer to carry out, directly or indirectly, any such activity.

(f) Executive hereby acknowledges and agrees that the scope of prohibited activities and the duration of the provisions of this Section 15 are reasonable and are no broader than are necessary to protect the legitimate business interests of Apogee and the Apogee Affiliated Companies.

16. Non-Disparagement. The parties agree that neither Executive nor any Senior Executive of Apogee or the Apogee Affiliated Companies (as defined below) will not (i) make any written or oral statement that directly or indirectly disparages the character or business reputation of the other, any Apogee Affiliated Company, or any directors, officers, employees, or agents thereof in any manner whatsoever; (ii) comment to any person or entity concerning the status, plans, or prospects of the business of the other; or (iii) take any other action that would subject the other to public disrespect, ridicule or scandal. For purposes of this Section 16, the term “Senior Executives of Apogee or the Apogee Affiliated Companies” shall mean the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President Human Resources, Vice President and Treasurer of Apogee, and the Vice President Sales, Vice President Research and Process Development, Senior Vice President Administration, Vice President Operations and Vice President Human Resources of Viracon, Inc.

17. Executive’s Actions with Respect to Employer’s Common Stock. Executive shall take no action with respect to Apogee’s common stock that is in violation of the federal securities laws. On or before the Effective Date, Apogee shall issue to Executive a letter outlining any post-employment obligations that Executive may have with respect to trading in Apogee common stock.

18. Breach. Each party agrees that the restrictions and agreements contained in Sections 13-17 of this Agreement are reasonable and necessary to protect the legitimate interests of the other, and that any violation of any of these Sections would cause substantial and irreparable harm. Each party agrees to cease and desist violation of Sections 13-17 immediately upon written notice provided by the non-breaching party. If such breach remains uncured seven business (7) days after receipt of written notice specifically describing the alleged breach and requested cure, then that party may seek: the issuance of preliminary and permanent injunctive relief, plus reasonable attorney’s fees and costs in prosecuting an enforcement action, by any court of appropriate jurisdiction, without the requirement of posting bond, for any actual violation of Sections 13-17. Each party explicitly agrees and acknowledges that this provision is reasonable under the circumstances existing at the time this Agreement was made, but that nothing in this Section 18 or otherwise shall prejudice any party from securing any and all other relief to which it may be entitled.

Executive further agrees that any breach of the provisions of Sections 13-17 of this Agreement by Executive shall be a material breach of this Agreement in its entirety by Executive, and that upon such material breach, Apogee’s obligations under this Agreement to Executive, including but not limited to payment of any amounts not previously made pursuant to Section 2, shall immediately cease and be of no further effect, with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

19. Successors and Assigns. Executive represents and warrants that he has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim. Executive further understands and agrees that this Agreement is personal to Executive and may not be assigned by him without the prior written agreement of Apogee. The rights and obligations of this Agreement shall inure to the heirs, successors and assigns of each party.

20. Entire Agreement. This Agreement contains the sole offer and full agreement between Executive and Apogee relating to Executive’s employment with Apogee and the termination of such employment and may not be modified, altered, or changed in any way except by written Agreement signed by both Parties. The Parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties with respect to Executive’s employment, including, but not limited to any such agreements and/or understandings concerning benefits to which Executive may otherwise have been eligible or entitled, except to the extent expressly preserved herein.

21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the Parties hereto.

22. Non-Reliance on Other Parties. Except for statements expressly set forth in this Agreement, neither of the Parties has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other Party, or attorney for any other Party, in executing this Agreement or in making the settlement provided for in this Agreement.

23. Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties. Accordingly, neither of the Parties shall be deemed to be the drafter of this Agreement.

24. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Minnesota without taking into account conflict of law principles.

25. Future Claims. At the request and expense of Apogee (including, without limitation, payment of all costs, expenses and attorney fees incurred and reimbursement for the reasonable value of Executive’s time), Executive will cooperate with Apogee with respect to any claims or lawsuits by or against Apogee where Executive has knowledge of the facts involved in such claims or lawsuits. Such cooperation shall include, but shall not be limited to, Executive providing reasonable deposition, hearing and trial testimony and making himself available at reasonable times to prepare for such testimony with Apogee’s attorneys and responding to questions that may be posed from time to time by Apogee’s attorneys regarding such claims or lawsuits. Nothing herein shall prevent Executive from honestly testifying in response to a lawful and properly served subpoena in a proceeding involving Apogee. Executive shall be entitled to indemnification from Apogee to the full extent permitted by Minnesota Business Corporation Act § 302A.521, including, but not limited to, payment of reasonable costs, expenses and attorney fees incurred with respect to any claim made or threatened to be made against Executive by reason of Executive’s past official capacity at Apogee or the Apogee Affiliated Companies.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EXECUTIVE HAS HAD AT LEAST 21 DAYS TO CONSIDER AND REVIEW THE AGREEMENT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND THAT EXECUTIVE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING APOGEE FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

APOGEE ENTERPRISES, INC.		EXECUTIVE

By:	/s/ Warren M. Planitzer	/s/ Gregory A. Silvestri
Name:	Warren M. Planitzer	Name:	Gregory A. Silvestri
Its:	Vice President Human Resources	Address:	4820 West Sunnyslope Road Edina, Minnesota 55424

Date: March 11, 2011		Date: March 11, 2011

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